Exhibit 99.1

NETFLIX ANNOUNCES CFO BARRY MCCARTHY

WILL DEPART, APPOINTS COMPANY

FINANCE VETERAN DAVID WELLS TO SUCCEED HIM

LOS GATOS, Calif., December 7, 2010 – Netflix, Inc. [Nasdaq: NFLX] today announced the appointment of company finance veteran David Wells as its chief financial officer to succeed outgoing CFO Barry McCarthy, who has expressed a desire to pursue broader executive opportunities outside the company. The change is effective December 10.

In naming Mr. Wells as CFO, Netflix promotes an executive who has served at the company for nearly seven years and combines both senior analytical and operating experience. He most recently served as vice president of financial planning and analysis, a position in which he reported to Mr. McCarthy and was responsible for strategic planning, forecasting and financial analysis. He earlier headed financial planning and analysis for the company’s operations group, spanning the company’s large DVD and streaming content operations.

“We are lucky to have an executive with David’s proven financial skill and operating impact within the company and I am confident he will continue to serve Netflix extremely well as CFO,” said Netflix Co-Founder and CEO Reed Hastings. “At the same time, we offer both great gratitude and sincere best wishes to Barry. Over the last few years, Barry has balanced his affection for Netflix – and the excitement all of us have felt by the tremendous growth of the company – with his personal desire for broader professional opportunities. Barry concluded that now is the right time to seek out those opportunities, and we will be cheering for him.”

Mr. McCarthy has served as CFO of Netflix since 1999 and led the company’s initial public offering in 2002.

Prior to joining Netflix in 2004, Mr. Wells spent six years in increasingly senior roles at Deloitte Consulting, where he managed consulting engagements in the retail and consumer products industries. Mr. Wells earned an MBA in finance and economics at the University of Chicago’s Booth School of Business and an undergraduate degree in finance from the University of Virginia.

About Netflix

With more than 16 million members in the United States and Canada, Netflix, Inc. [Nasdaq: NFLX] is the world’s leading Internet subscription service for enjoying movies and TV shows. For $7.99 a month, Netflix members can instantly watch unlimited movies and TV episodes streamed over the Internet to PCs, Macs and TVs. Among the large and expanding base of devices streaming from Netflix are Microsoft’s Xbox 360, Nintendo’s Wii and Sony’s PS3 consoles; an array of Blu-ray disc players, Internet-connected TVs, home theater systems, digital video recorders and Internet video players; Apple’s iPhone, iPad and iPod touch, as well as Apple TV and Google TV. In all, more than 200 devices that stream from Netflix are available in the U.S. and a growing number are available in Canada.